Exhibit 10.1

February 20, 2009

Mr. Thomas Bartlett

17 Tanglewood Drive

Titusville, New Jersey 08560

Dear Tom,

I am pleased to confirm our offer to you to join American Tower Corporation (“American Tower” or the “Company”), for the position of Executive Vice President and Chief Financial Officer, reporting to me and beginning on a mutually agreed upon date on or before April 1, 2009 ( the “Start Date”). In this position, you will be based in our corporate office in Boston, MA. It is understood that our offer is contingent on the approval of American Tower’s Board of Directors, satisfactory completion of and results from the reference and security checking process and your providing certain required documentation.

Your starting base salary will be at the annual rate of $630,000 and your next annual merit review cycle will be effective January 1, 2010. Paydays are scheduled on a bi-weekly basis. For 2009 and 2010, you will be eligible to receive an annual discretionary bonus based on a target of 60% of your annual base salary, subject to performance against to be agreed upon goals and objectives, and in accordance with the terms and conditions set forth in the relevant bonus plan. Thereafter, you will be eligible to participate per the then applicable terms and conditions of the relevant bonus plan. Further details summarizing our bonus plan will be provided to you by Allen Todres, SVP of Human Resources. Your bonus for service in 2009 (to be paid in early 2010) and your bonus for 2010 (to be paid in early 2011) will be calculated as if you began work at American Tower at the beginning of 2009, i.e., there will be no downward proration due to initiating employment part way through 2009. Moreover, your bonus for 2009 shall not be less than the 60% bonus target, or $378,000. In order to receive such bonus amounts, you must be an employee of the Company on the respective payment dates.

Additionally, the company will provide you with a one-time lump sum payment of $200,000 payable within thirty days of your Start Date, to assist you in the handling of your transition and Boston-based living expenses. Moreover, you will receive a cash signing bonus of $400,000, half which will be paid on the first anniversary of your Start Date and half on the second anniversary of your Start Date. In order to receive these payments, you must be an employee of the Company on the respective payment dates. As an Executive Vice President, you also will receive an annual car allowance of $12,000 and reimbursement for related auto insurance premiums.

In consideration of your acceptance of this offer, you will be recommended to receive an equity-based incentive award valued at $2,000,000 at the date of grant. The award will consist of 50%, in terms of award value, in Non Qualified Stock Options to purchase shares of the Company’s common stock, and 50% of such value will be in the form of restricted stock units (“RSUs”), subject to approval by the Compensation Committee of American Tower’s Board of Directors. In addition and in consideration of your potential future contributions to the Company, you will be recommended for a one-time “High Impact” grant, with a value of $500,000 on the date of grant. As to this grant as well, 50% of the value will be in the form of options and 50% of the value in the form of RSU’s.

The above equity-based awards will vest over four years of continuous employment, or 25% per year, commencing one year from the date of grant. These equity award recommendations will be submitted to the Compensation Committee for approval at its first regularly scheduled meeting following your start date (provided you start by the 15th of the month prior to the Compensation Committee meeting), or at such other approval date as determined by the Committee. The date of grant will be the first business day of the month following the Compensation Committee meeting in which the awards were approved. The awards will be subject to the terms and conditions of the award agreements and other plan documents relating to the American Tower 2007 Equity Incentive Plan (“Equity Plan”), which will be provided to you shortly after the awards are granted.

As an Executive Vice President, you will be eligible for benefits under the American Tower Corporation Severance Program (the “Program”). These benefits with respect to your Executive Vice President position, currently would include, among other things, 78 weeks of severance pay and a pro-rated target bonus payment, should you experience a “Qualifying Termination”, including termination under certain situations after a “Change of Control”, all as set forth and defined in the Program. All severance benefits are subject to the terms and conditions of the Program and the policies relating thereto, which will be provided to you shortly after your Start Date. You will also be eligible for the following supplemental benefit if your employment is terminated by the Company (other than for “Cause” or “Performance Reasons” as defined in the Program): the ‘employment offer’ equity-based incentive award and the “High Impact” grant, as described above valued at a total of $2,500,000, will immediately vest and be exercisable for ninety (90) days per the terms of the Equity Plan.

American Tower offers a very comprehensive benefits package. As a benefit eligible employee, if you intend to participate in either the Medical, Dental or Reimbursement Plans you must complete and return the appropriate enrollment forms within the first 30 days of employment. If you do not return the enrollment forms within 30 days from your Start Date, your next opportunity to enroll in these plans will be during annual open enrollment.

You will also be eligible to participate in the Company’s other employee benefit programs. Participation in all benefit programs must be in accordance with the terms of each plan and/or program. More information on the benefits package will be provided to you in a separate package of materials that Allen Todres will send.

We will provide you with American Tower’s Confidentiality Agreement, Employment Eligibility Verification (I-9) form, W-4, Personal Information Form as well, as a Benefits Summary. When you receive these documents, please complete the Confidentiality Agreement, Personal Information, W-4 and fax or mail them back to Allen. The top portion of the I-9 form must be completed and accompanied by acceptable documents within three (3) business days of your Start Date (a list of acceptable documents is also enclosed).

Please be advised that your employment with American Tower Corporation will be considered at will, which means that your employment may be terminated at any time with or without cause by either you or the Company, with or without advance notice.

By acceptance of this offer, you represent that on your first day of work you will be free to accept employment without any contractual or legal restrictions, express or implied, with respect to any of your prior employers or any commitments made to them. You also represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential or proprietary information belonging to any of your prior employers or connected with or derived from your service with your prior employers. You represent that you have returned to all prior employers, any and all such confidential or proprietary information. You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company.

This offer of employment will remain open for your consideration and acceptance until the close of business on Friday, February 20, 2009. If you have any questions, please free to contact me.

Finally, Tom, I want to convey my enthusiasm at the opportunity for us to work together to take our company to the next level. The prospect of you joining our leadership team is unanimously favored by all of the Directors and executives at our company that you have met or spoken to. We can’t wait for you to get started.

Sincerely,

/s/ James Taiclet
James Taiclet
Chairman, President, and Chief Executive Officer
116 Huntington Ave, 11th Floor
Boston, MA 02116
Phone: (617) 375-7520
Fax: (617) 375-7575

My signature acknowledges receipt and acceptance of this employment offer with American Tower Corporation as outlined above.

/s/ Thomas Bartlett	2/09
Signature	Date